Exhibit 10.26
2010 Executive Officer Compensation

    On January 9, 2010, the Compensation Committee of the Board of Directors of Interactive Intelligence, Inc. (the “Company”) approved annual compensation arrangements, for the year beginning January 1, 2010, for those “Named Executive Officers” included in the Company’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on April 17, 2009, as follows:

Name	Title/Position
Donald E. Brown, M.D.	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)
Stephen R. Head	Chief Financial Officer, Vice President of Finance and Administration, Secretary and Treasurer (Principal Financial Officer)
Gary R. Blough	Executive Vice President of Worldwide Sales
Pamela J. Hynes	Vice President of Customer Services
Joseph A. Staples	Chief Marketing Officer and Senior Vice President of Marketing

The information regarding the annual base salaries and performance bonuses for the Company’s Named Executive Officers, appearing in the Company’s Current Report on Form 8-K filed January 14, 2010, is incorporated herein by reference.

2010 Board of Director Compensation

    The Compensation Committee of the Board of Directors of the Company did not modify the annual compensation arrangements from 2009, for the period beginning January 1, 2010, for the Company’s non-employee Board of Director members. The information regarding the annual cash retainers, board and committee attendance fees and stock options for the Company’s non-employee Board of Director members, appearing in Exhibit 10.26 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, is incorporated herein by reference.